Exhibit 99.1

For Immediate Release
August 3, 2010

For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports 2010 Second Quarter and Six Month Operating Results (unaudited)

Pittsburgh, PA, - August 3, 2010 - Portec Rail Products, Inc. (NASDAQ Global Market -“PRPX”) today announced unaudited net income of $864,000 or $0.09 per share for the three months ended June 30, 2010, and $1,321,000 or $0.14 per share for the six months ended June 30, 2010.  Results for the three and six months ended June 30, 2010 include charges of $0.23 and $0.33 per share for expenses related to the proposed merger with L.B. Foster Company, which was announced on February 17, 2010. These amounts compare to unaudited net income of $2,203,000 or $0.23 per share, and $3,339,000 or $0.35 per share, for the three and six months ended June 30, 2009, respectively.  Net sales for the three months ended June 30, 2010 increased 22.2% to $32.4 million compared to $26.5 million for the same period in 2009.  Net sales for the six months ended June 30, 2010 increased 14.5% to $55.8 million compared to $48.7 million for the same period in 2009. Average basic and diluted shares outstanding were 9.6 million for all periods presented.

Richard J. Jarosinski, President and Chief Executive Officer said, “Excluding merger-related costs incurred during the first two quarters of this year, our financial results were driven by solid performances from nearly all of our product groups.  Our friction management and track component product groups led our sales performance while our load securement and United Kingdom non-rail material handling product groups also contributed significantly.”

Mr. Jarosinski concluded, “While the global railway industry conditions in 2010 are not yet what they were prior to the beginning of the economic downturn that began in late 2008, we are seeing certain market sectors continue to show positive signs for car loading volume increases and infrastructure investment.  In addition, we are happy to see an increase in quoting and order activity from our material handling business located in the United Kingdom.”

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems.  The Company’s largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington,

West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh.  The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies).  In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois.  The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England.  Portec Rail Products, Inc.’s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements.  The Company cautions that such statements are subject to a number of uncertainties.  The Company identifies below important factors that could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  In particular, the Company’s future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities.  Additional cautions regarding forward-looking statements are provided in the Company’s Form 10-K for the year ended December 31, 2009 under the heading “Cautionary Statement Relevant to Forward-looking Statements.”  The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Portec Rail Products, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Net sales	$32,430	$26,530	$55,757	$48,694
Cost of sales	22,102	17,934	36,930	32,825
Gross profit	10,328	8,596	18,827	15,869

Selling, general and administrative	8,075	5,480	14,984	10,860
Amortization expense	306	270	616	523
Operating income	1,947	2,846	3,227	4,486

Interest expense	59	79	123	153
Other (income) expense, net	(202)	(135)	271	(120)
Income before income taxes	2,090	2,902	2,833	4,453
Provision for income taxes	1,226	699	1,512	1,114

Net income	$864	$2,203	$1,321	$3,339

Earnings per share – basic and diluted	$0.09	$0.23	$0.14	$0.35

Average shares outstanding – basic	9,602,421	9,602,029	9,602,417	9,602,029
Average shares outstanding - diluted	9,613,305	9,602,029	9,612,042	9,602,029

Consolidated Condensed Balance Sheets
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets	$54,374	$48,267
Property, plant and equipment, net	9,608	10,260
Goodwill and other intangibles, net	41,928	42,970
Other assets	716	1,045
Total assets	$106,626	$102,542

Liabilities and Shareholders’ Equity
Current liabilities	$25,435	$19,157
Other liabilities and long-term debt obligations	15,811	17,637
Shareholders’ equity	65,380	65,748
Total liabilities and shareholders’ equity	$106,626	$102,542